EXHIBIT 10.2

FORM OF LETTER AGREEMENT REGARDING PERFORMANCE UNITS

[Date]

TO: [Name of Officer]

SUBJECT: Grant of Performance Units

I am pleased to inform you that the Compensation Committee of the Board of Directors of BJ Services Company (the "Company") has granted you Performance Units under the Company's 2000 Incentive Plan ("2000 Plan") and also Tandem Cash Tax Rights under Article VII, Section 2 of the 2000 Incentive Plan as follows:

Grant Date: November 17, 2004

Total Number of Performance

Units Granted: [Number of Performance Units]

By signing below, you agree that the Performance Units and Tax Rights are governed by the terms and conditions of the Company's 2000 Plan, including the Terms and Conditions attached hereto, which are incorporated herein by reference. These grants shall be void and of no effect unless you execute and return this Agreement to the undersigned within ninety (90) days of the date of this letter. The attached copy of this Agreement is for your records.

BJ SERVICES COMPANY

By:

Name:

Title:

EMPLOYEE:

[Name]

DATE:

BJ SERVICES COMPANY

2000 INCENTIVE PLAN

TERMS AND CONDITIONS -- PERFORMANCE UNIT GRANT

WITH TANDEM CASH TAX RIGHTS

The terms and conditions set forth below are hereby incorporated by reference into the attached Grant of Performance Units Agreement ("Agreement") by and between BJ Services Company ("Company") and the employee named therein (the "Employee"). Terms defined in the 2000 Plan are used herein with the same meaning.

    The Employee has agreed to perform services for the Company or its subsidiary companies and to accept the grant of Performance Units and Tax Rights in accordance with the terms and provisions of the 2000 Plan and the Agreement.

    Each Performance Unit represents the right to receive from the Company an unrestricted share of Common Stock with respect to each Performance Unit that becomes "earned" as provided herein.

    Attached hereto and made a part of this Agreement for all purposes is Exhibit A, which sets forth the performance goals of the Company ("Performance Goals") for the three-year performance period of the Company ending September 30, 2007 (the "Performance Period").

    Subject to the following provisions of this Agreement, the determination of whether Performance Units have been "earned" or forfeited, as the case may be, shall be made as soon as practical after the end of the Performance Period as provided in Exhibit A.

    Except as provided in Section 8 below, in the event of the Employee's termination of employment (whether voluntary or involuntary) with the Company and its subsidiaries prior to the end of the Performance Period for any reason other than death, disability or retirement, all Performance Units are hereby automatically cancelled in full.

    In the event of the Employee's termination of employment with the Company and its subsidiaries prior to the end of the Performance Period by reason of death, disability or retirement, a pro rata share (as defined below) of the Performance Units (the "Continuing Units") shall be payable at the end of the Performance Period but only to the extent such Continuing Units shall otherwise become payable in accordance with the terms of the Plan and this Agreement, including Exhibit A. The pro rata share shall be determined by dividing (a) the number of full calendar months from the beginning of the Performance Period through and including the month in which such termination of employment occurred by (b) the number of full calendar months in the Performance Period. The balance of the Performance Units which are not Continuing Units shall be immediately cancelled upon such termination of employment.

    In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of the Agreement, including the number of Performance Units, shall be adjusted by the Board to reflect such change.

    Notwithstanding any other provisions of the Plan or this Agreement, if a Change of Control occurs during the Performance Period, then as of the date of such Change of Control (1) all such Performance Goals shall be deemed to have been met in full and the Performance Period ended and (2) as soon as practicable upon such Change of Control, unrestricted shares of Common Stock equal to the number of Performance Units shall be distributed to the Employee.

    To the extent that the payment by the Company of unrestricted shares of Common Stock to or on behalf of the Employee in satisfaction of "earned" Performance Units (the "Stock Benefit") constitutes taxable income to the Employee (or, in the event of the Employee's death, the Employee's beneficiary) for federal and, where applicable, state income tax purposes, the Company shall make a tandem payment in cash to or on behalf of the Employee (the "Tax Bonus") in an amount such that the "net" benefit received, after paying all applicable federal and state income taxes, as well as excise or other taxes (assuming, for this purpose, the highest marginal income tax rates for individuals applied) on the Stock Benefit and this Tax Bonus, shall be equal to the Stock Benefit received before any such state or federal income, excise or other taxes thereon. The Tax Bonus shall be paid at the time that withholding is required with respect to the payment of the earned Performance Units, to the extent payment is necessary to satisfy the withholding obligation thereon and on the portion of the Tax Bonus then paid, and the remainder of the Tax Bonus shall be paid at such time or times as the Company determines to be appropriate, but not later than the April 15th following the calendar year in which Performance Units become taxable to the Employee. The Company shall have the right to withhold from the Tax Bonus all tax amounts the Company is obligated under any law to withhold with respect to the payment of the unrestricted shares of Common Stock and the payment of the Tax Bonus.

    Nothing in the Agreement or in the 2000 Plan shall confer any right on the Employee to continue employment with the Company or its subsidiaries nor restrict the Company or its subsidiaries from termination of the employment relationship of the Employee at any time.

    Notwithstanding any other provision of the Agreement, the Employee agrees that the Company shall not be obligated to make any payments pursuant hereto, if counsel to the Company determines such payment would violate any law or regulation of any governmental authority or agreement between the Company and any national securities exchange upon which the Common Stock is listed.

    In the event of a conflict between the terms of this Agreement and the 2000 Plan, the 2000 Plan shall be the controlling document.

EXHIBIT A

BJ SERVICES COMPANY

TERMS AND CONDITIONS -- PERFORMANCE UNIT GRANT

PERFORMANCE GOALS

  Average Stock Price Goals

  Performance Units shall be earned by the Employee based on the comparison of (i) the percentage change in the Average Price (as defined below) of the Company's common stock at the end of the Performance Period from the Average Price of the Company's common stock at the beginning of the Performance Period to (ii) the percentage change in the Average Price of the common stocks of the Peer Group at the end of the Performance Period from the Average Price of the common stocks of the Peer Group at the beginning of the Performance Period in accordance with the following.

	Entry	EV	OA

Performance	70% of Peer Group Average	Average of Peer Group	130% of Peer Group Average

% Earned	33 1/3%	90%	125%

  For results between Entry, EV and OA, the percentage of Performance Units earned shall be determined by linear interpolation between the two applicable standards.

  The "Average Price" of the Company's common stock and of the common stocks of the Peer Group at the beginning of the Performance Period shall mean the average of the closing price of each such stock for the last five trading days in September, 2004 and the first five trading days in October, 2004. The "Average Price" for the end of the Performance Period shall be similarly calculated for the last five trading days in September, 2007 and the first five trading days in October, 2007. Dividends paid during the Performance Period, if any, shall be added to the Average Price of the stock at the end of the Performance Period for purposes of determining the stock's performance.

  Adjustment to Performance Goals or Peer Group

  At any time, the Performance Goals set forth above may be modified in any manner by the Plan's Committee, in its sole discretion, including, without limitation, changing the members of the Peer Group, to reflect the Company's earnings growth, cash flow per share growth, acquisitions, improvement programs and/or any other matter(s) the Committee believes appropriate to effectuate the Company's intent in making the grant of Performance Units. As a precondition to the grant, the Employee hereby acknowledges such reservation of rights by the Committee and consents to any exercise thereof by the Committee.

  Deferral of Payment

  Notwithstanding anything in the Agreement or above to the contrary, if the payment of all or a portion of an earned Performance Unit would not be deductible by the Company by reason of IRC Section 162(m), the Committee, in its sole discretion, may direct that all or part of the payment that would otherwise be nondeductible by the Company be deferred until the date such payment would be so deductible without regard to IRC Section 162(m), but in no event beyond the date of a Change in Control.

  Calculations

  All determinations and calculations shall be made by the Committee, whose determinations and calculations shall be final and binding on all persons.

  Peer Group

The Peer Group shall consist of the following companies:

Company

Baker Hughes Incorporated

Halliburton Company

Schlumberger N.V.

Smith International

Weatherford